Exhibit 99

HERITAGE BANKSHARES, INC.                               200 East Plume  Street
                                                        Norfolk, Virginia 23510

                              FOR IMMEDIATE RELEASE
Press Release

Contact:     Robert J. Keogh, President & CEO
Phone:       757-523-2651


HERITAGE BANKSHARES, INC. THIRD QUARTER EARNINGS GROW 37%;
26% FOR THE FIRST NINE MONTHS OF 2003

NORFOLK, VA - Heritage Bankshares, Inc. (HBKS.OB) today reported earnings of $459 thousand for the third quarter, or $.54 per shared (diluted), 37 and 35 percent increases, respectively, from $336 thousand, or $.40 per share, a year ago. Book value per share rose 11 percent to $16.28.

High loan demand continued in the third quarter, resulting in a 6 percent gain in net interest income. Noninterest income more than doubled as strong refinance levels continued to drive higher mortgage banking income results. The provision for loan losses was unchanged as the company remained in a net recovery position for credit losses this year. Noninterest expenses increased 15 percent due to an increase in employee incentives and customer information system enhancements.

Net income for the first nine months of 2003 was $1.27 million, or $1.50 per share (diluted), 26 and 23 percent increases, respectively, from $1.01 million, or $1.22 per share, a year ago.

Assets at quarter end reached $139.23 million, a 6 percent increase over the $131.87 million last year. Net loans at $94.23 million grew 15 percent compared to a year ago when net loans totaled $82.26 million. Deposits grew 4.34 percent, reaching $120.12 million. At September 30, 2002 deposits were $115.12 million. Equity capital of $12.88 million was 9 percent of total assets.

Heritage Bankshares, Inc. is the parent company of Heritage Bank & Trust (heritagenorfolk.com). The Bank has served the Hampton Roads area since 1977 and has five branch locations. Heritage offers a full range of financial services to meet the needs of businesses and consumers, including insurance and investment products.